EXHIBIT 99.1

Digital Video Systems, Inc.

Digital Video Systems Provides Guidance on the Fourth Quarter
of 2003

PALO ALTO, Calif., Feb 17 /PRNewswire -- Digital Video Systems, Inc. -- Digital Video Systems, Inc. (Nasdaq: DVID - News), a global leader in DVD technologies, today announced revised expectations for its fourth quarter of 2003, ending December 31, 2003. The Company anticipates that it will incur a larger loss than what was incurred in the third quarter of 2003.

DVS CEO Douglas T. Watson stated: "We are obviously disappointed with our fourth quarter anticipated results. This loss was principally due to unexpected inventory charges coupled with costs related to transitioning to new products. We will release fourth quarter results when the audit of the company and its subsidiaries is completed."

Watson continued, "Despite the loss, we still believe that we will continue to make progress in 2004 in the markets for DVD car players and read- write products, as well as the introduction of new technologies."

About Digital Video Systems, Inc.

Established in 1992, DVS is a publicly held company specializing in the development and application of digital video technologies enabling the convergence of data, digital audio, digital video and high-end graphics. DVS is headquartered in Palo Alto, California, with subsidiaries and manufacturing facilities in South Korea, China and India. Additional information may be obtained at www.dvsystems.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Any statements made in this release that are not historical facts contain forward-looking information that involves risks and uncertainties. These forward-looking statements include, but are not limited to, statements regarding the anticipated loss for the fourth quarter of 2003, progress in the markets for DVD car players and read-write products, and the introduction of new technologies. Statements about anticipated results for the quarter ending December 31, 2003 are subject to risks and uncertainties, including possible accounting entries and adjustments that may be made to the company's financial statements as part of the close of the books for December 2003 and the audit. Other important factors that may cause actual results to differ include, but are not limited to, the timely availability of components, sufficiency of working capital, the impact of competitive products and services, the Company's ability to manage growth and acquisitions of technology or businesses, risks attendant to strategic agreements involving other companies, the effect of economic and business conditions, the risks of conducting business in foreign countries and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. Digital Video Systems, Inc. assumes no obligation to update these forward-looking statements, and does not intend to do so.

Contact Information:

Digital Video Systems, Inc.
430 Cambridge Ave., Suite 110
Palo Alto, CA 94306
Tel: 650.322.8108
Fax: 650.322.8109
Contact: Larissa Licea
650.322.8108 Ext.106

E-Mail: ir@dvsystems.com

CCG Investor Relations
15300 Ventura Blvd., Suite 303
Sherman Oaks, CA 91403
818-789-0100
Fax: 818-789-1152
Sean Collins, Partner